FOR IMMEDIATE RELEASE

Contact:	Roger D. Plemens
President and Chief Executive Officer
(828) 524-7000

ENTEGRA FINANCIAL CORP. ANNOUNCES FIRST QUARTER 2015 RESULTS;
BOOK VALUE PER SHARE INCREASES TO $17.08

First Quarter Highlights:

  Net income increased 25.1% to $2.6 million, or $0.40 per share, compared to net income of $2.1 million for the first quarter of 2014.
  A negative provision for loan losses of $1.5 million was recognized in the first quarter, reflecting continued improvement in asset quality and significantly reduced charge-offs.
  Non-performing assets decreased $3.2 million, or 15.1%, to $18.0 million at March 31, 2015 compared to $21.2 million at December 31, 2014 and totaled 1.96% of total assets at March 31, 2015 compared to 2.35% at December 31, 2014.
  Loans receivable increased to $549.9 million at March 31, 2015 compared to $540.5 million at December 31, 2014, an annualized growth rate of 6.8%.
  Opened a loan production office in Greenville, South Carolina that has helped drive the strongest loan pipeline in several years.
  All capital ratios continue to exceed regulatory capital requirements under new Basel III guidelines including Tier 1 leverage ratio of 13.97% for Entegra and 11.96% for Macon Bank.
  Book value increased $0.69, or 4.2%, to $17.08 per share at March 31, 2015 compared to $16.39 at December 31, 2014.

Franklin, North Carolina, April 30, 2015 — Entegra Financial Corp. (NASDAQ: ENFC) (the “Company”), the holding company for Macon Bank (the “Bank”), today announced earnings for the three month period ended March 31, 2015.

Roger D. Plemens, President and CEO of the Company, reported, “Our results for the first quarter reflect our continued efforts of improving asset quality and driving long-term growth. We are delighted with the renewed strength of our loan pipeline and look forward to capitalizing on future opportunities to acquire talent as we expand our presence in all of our markets. Our strategic plan is to strengthen our presence in our current footprint and to expand our franchise into nearby growth markets in a deliberate and thoughtful manner. As part of this strategy, we purchased a building for a future branch location in Greenville, South Carolina during the first quarter and are excited to begin serving our new customers in this vibrant market. In addition, our previously announced rebranding to the Entegra Bank name continues as scheduled and we look forward to rolling out our new brand in all of our markets during the third quarter.”

Net Interest Income

Net interest income decreased $0.8 million, or 10.7%, to $6.3 million for the three months ended March 31, 2015 compared to $7.1 million for the same period in 2014. This decrease was primarily attributable to the recognition of $0.9 million of deferred interest and discounts resulting from the repayment of a commercial loan during the first quarter of 2014.

Provision for Loan Losses

The provision for loan losses was negative $1.5 million for the three months ended March 31, 2015 compared to a positive $5,000 for the same period in 2014. The negative provision for the quarter was attributable to the Company’s improved asset quality and significantly reduced charge-offs, as well as a decline in the overall loss rates used in our allowance for loan losses model.

Noninterest Income and Expense

Noninterest income increased $165,000, or 12.0%, to $1.5 million for the three months ended March 31, 2015 compared to $1.4 million for the same period in 2014. This increase was primarily attributable to increases in gains on the sale of SBA loans and investments, mortgage banking income, and interchange fees, partially offset by decreased income from servicing activities.

Noninterest expense increased $0.5 million, or 7.6%, to $6.6 million for the three months ended March 31, 2015 compared to $6.1 million for the same period in 2014. This increase was primarily attributable to increases in compensation and other expenses, which was partially offset by decreases in the net cost of operation of real estate owned and federal deposit insurance assessments. The increase in compensation expense of $0.8 million was primarily a result of a larger number of full-time equivalent employees due to our expansion efforts and anticipated growth. The net cost of operation of real estate owned decreased $0.6 million, or 74.2%, to $0.2 million for the first quarter of 2015 compared to $0.8 million for the same period in 2014 due to decreased real estate owned balances and more stabilized real estate values.

Balance Sheet

Total assets increased $15.4 million, or 1.7%, to $919.1 million at March 31, 2015 compared to $903.6 million at December 31, 2014.

The Company continued to experience improvement in loan demand as net loans increased by $9.4 million to $549.9 million at March 31, 2015 from $540.5 million at December 31, 2014.

Total equity increased $4.5 million, or 4.2%, to $111.8 million at March 31, 2015 compared to $107.3 million at December 31, 2014. This increase was attributable to $2.6 million of year-to-date net income and a $1.9 million improvement in unrealized losses on investment securities.

Asset Quality

Non-performing loans decreased $3.7 million, or 22.0%, to $13.1 million at March 31, 2015 compared to $16.8 million at December 31, 2014. Real estate owned increased by $0.5 million, or 11.1%, to $4.9 million at March 31, 2015 compared to $4.4 million at December 31, 2014. The Company has experienced fewer transfers to real estate owned with most of the transfers being 1-4 family residential properties which are normally sold at a faster pace than other property types.

Non-performing assets were 1.96% of total assets and 16.1% of total equity at March 31, 2015 compared to 2.35% and 19.8% at December 31, 2014, respectively.

For the three months ended March 31, 2015, the Company had net loan recoveries of $38,000 compared to net charge-offs of $2.3 million for the same period in 2014, a net improvement of $2.3 million.

About Entegra Financial Corp.

Entegra became the holding company of Macon Bank on September 30, 2014 upon the completion of the mutual-to-stock conversion of Macon Bancorp and the Company’s related stock offering. A total of 6,546,375 shares were sold in the offering at $10.00 per share for gross and net proceeds of $65.5 million and $63.7 million, respectively. The Company’s shares began trading on the NASDAQ Global Market on October 1, 2014 under the symbol “ENFC”. In December 2014, Entegra’s stock was added to the Russell Microcap Index and the ABA NASDAQ Community Bank Index.

The Bank operates a total of 11 branches located throughout the western North Carolina counties of Cherokee, Henderson, Jackson, Macon, Polk and Transylvania and a loan production office in Greenville, South Carolina.

Disclosures About Forward-Looking Statements

The discussions included in this document and its exhibits may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be “forward-looking statements.” Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of the Company and its management about future events. The accuracy of such forward looking statements could be affected by factors including, but not limited to, the financial success or changing conditions or strategies of the Company’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions. These forward looking statements express management’s current expectations, plans or forecasts of future events, results and condition, including financial and other estimates. Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation its Registration Statement on Form S-1, annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. The Company undertakes no obligation to revise or update these statements following the date of this press release.

ENTEGRA FINANCIAL CORP. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2015	2014
Interest income	$7,884	$8,728
Interest expense	1,552	1,638

Net interest income	6,332	7,090

Provision for loan losses	(1,500)	5

Net interest income after provision for loan losses	7,832	7,085

Noninterest income	1,539	1,374
Noninterest expense	6,576	6,113

Income before taxes	2,795	2,346

Income tax expense	180	255

Net income	$2,615	$2,091

Average shares outstanding	6,546,375	N/A

Basic and diluted net income per share	$0.40	N/A

ENTEGRA FINANCIAL CORP. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(Dollars in thousands, except per share data)

	March 31, 2015	December 31, 2014
Assets

Cash and cash equivalents	$47,629	$58,982
Investments - available for sale	223,741	219,859
Investments - held to maturity	40,723	29,285
Loans held for sale	7,232	10,761
Loans receivable	549,874	540,479
Allowance for loan losses	(9,611)	(11,072)
Real estate owned	4,917	4,425
Fixed assets, net	15,186	13,004
Bank owned life insurance	20,529	20,417
Other assets	18,830	17,508
Total assets	$919,050	$903,648

Liabilities and Shareholders' Equity

Liabilities
Deposits	$699,783	$703,117
Federal Home Loan Bank advances	75,000	60,000
Junior subordinated notes	14,433	14,433
Post employment benefits	9,891	9,759
Other liabilities	8,104	9,020
Total liabilities	$807,211	$796,329

Shareholders' equity
Total shareholders' equity	111,839	107,319

Total liabilities and shareholders' equity	$919,050	$903,648

ENTEGRA FINANCIAL CORP. AND SUBSIDIARY

SELECTED FINANCIAL RATIOS AND OTHER DATA

(Dollars in thousands, except per share data)

	For the three months ended March 31,
	2015	2014
Performance Ratios:
Return on average assets	1.18%	1.07%
Return on average equity (1)	9.69%	22.69%
Efficiency ratio (2)	83.55%	72.25%

(1) - Return on average equity for the three months ended March 31, 2014 reflects our actual average equity, and would have been adversely impacted had the $63.7 million in net stock offering proceeds raised in September 2014 been outstanding during the period. (2) - The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.

(2) - The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.

	As of March 31, 2015	As of December 31, 2014
	(Dollars in thousands, except per share data)
Asset Quality:
Non-performing loans	$13,110	$16,780
Real estate owned	$4,917	$4,425
Non-performing loans to total loans	2.38%	3.10%
Non-performing assets to total assets	1.96%	2.35%
Allowance for loan losses to non-performing loans	73.31%	65.98%
Allowance for loan losses to total loans	1.75%	2.05%

Capital Ratios (Bank level only) (1):
Tier I capital (to average assets)	11.96%	11.91%
Common Equity Tier I capital (to risk-weighted assets)	18.80%	N/A
Tier I capital (to risk-weighted assets)	18.80%	19.89%
Total capital (to risk-weighted assets)	20.06%	21.15%

Capital Ratios (Company) (1):
Tier I capital (to average assets)	13.97%	13.94%
Common Equity Tier I capital (to risk-weighted assets)	19.55%	N/A
Tier I capital (to risk-weighted assets)	21.97%	23.24%
Total capital (to risk-weighted assets)	23.23%	24.50%

Other Data:
Book value per share	$17.08	$16.39
Closing market price per share	$15.51	$14.39
Closing price-to-book value ratio	90.81%	87.77%

(1) - Beginning January 1, 2015, the ratios are calculated using the Basel III framework which will be fully phased-in by 2019. Capital ratios for prior periods were calculated using the Basel I framework. The Common Equity Tier 1 (CET 1) ratio is a new ratio introduced under the new Basel III framework.